UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 3, 2004

Naturade, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-7106-A	23-2442709
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14370 Myford Road, Irvine, California 92606
(Address of principal executive offices) (Zip Code)

714-573-4800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)   Exhibits.

Exhibit Number	Description

10.50	Secured Promissory Note for $25,000 by Naturade, Inc. payable to David Weil, dated May 3, 2004.

10.51	Secured Promissory Note for $75,000 by Naturade, Inc. payable to Health Holdings & Botanicals, LLC, dated May 3, 2004.

Item 9.  Regulation FD Disclosure

On May 3, 2004, Naturade, Inc (the “Company”) borrowed an additional $100,000 under its agreement with certain lenders (the “Lender Group”) dated April 14, 2003 (the “Loan Agreement”).  Proceeds of the loan will be used for working capital.

When the Company originally entered into the Loan Agreement on April 14, 2003, the Lender Group consisted of Health Holdings & Botanicals, LLC (“HHB”), a principal stockholder of the Company, and David A. Weil, a director and stockholder of the Company (the “Lender Group”).  The Loan Agreement provided for an original loan of $450,000 as of April 14, 2003 and, subject to the discretion of the Lender Group, advances of up to an additional $300,000. All advances under the Loan Agreement bear interest at the rate of 15% per annum, are due on December 31, 2004, are secured by substantially all of the assets of the Company, and are subordinated to the Company’s indebtedness to Wells Fargo Business Credit, Inc. (“Wells Fargo”). The advances under the Loan Agreement have been and will be used by the Company for working capital and general corporate purposes

On April 14, 2004, the terms of the Loan Agreement were modified by the Joinder of Bill D. Stewart, the Chief Executive officer of the Company, as a member of the Lender Group, subject to all of the terms and conditions of the Loan Agreement, and the Lender Group advanced an additional $200,000, of which Bill D. Stewart advanced $100,000.

The May 3, 2004 advance of $100,000 consisted of a $25,000 advance by Mr. Weil and a $75,000 advance by HHB. The total balance under the Loan Agreement is $750,000 and there are no additional amounts available to advance by the Lender Group under the terms of the Loan Agreement.  Of the principal amount owed under the Loan Agreement, a total of $600,000 was loaned by HHB, $100,000 by Mr. Stewart and $50,000 by Mr. Weil.

The information in this Current Report on Form 8-K, including exhibits, will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section.  This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURADE, INC.

Dated: May 6, 2004	By:	/s/	Stephen M. Kasprisin
Stephen M. Kasprisin
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.50	Secured Promissory Note for $25,000 by Naturade, Inc. payable to David Weil, dated May 3, 2004.

10.51	Secured Promissory Note for $75,000 by Naturade, Inc. payable to Health Holdings & Botanicals, LLC, dated May 3, 2004.